                                                                       EXHIBIT 6


                       FIRST AMENDMENT TO RIGHTS AGREEMENT


          AMENDMENT made and entered into as of the 8th day of June, 1997, by and between Giddings & Lewis, Inc. (the "Company") and Firstar Trust Company (the "Rights Agent"), under the Rights Agreement dated as of August 23, 1995, by and between the Company and the Rights Agent (the "Agreement").

          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time prior to the Distribution Date (as defined therein) supplement or amend the Rights Agreement in accordance with the provisions of
Section 27 thereof; and

          WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (the "Merger Agreement"), among the Company, Thyssen Aktiengesellschaft ("Parent") and TAQU, Inc., a wholly-owned subsidiary of Parent; and

          WHEREAS, the Board of Directors of the Company has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; and

          WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

          NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

          A. Section 1(c) is hereby amended by adding the following at the end of such Section:

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     Notwithstanding the foregoing, for purposes of this Agreement, neither
     Thyssen Aktiengesellschaft ("Parent") nor TAQU, Inc., a wholly-owned subsidiary of Parent (the "Permitted Purchasers") shall be deemed to be the beneficial owner of or to beneficially own any shares of Common Stock of the Company if and so long as (i) that certain Agreement and Plan of Merger, dated as of the June 11, 1997, among the Company and the Permitted Purchasers (the "Merger Agreement") has been fully executed, is in effect and has not been terminated by any party thereto and (ii) no Permitted Purchaser has acquired any shares of Common Stock other than pursuant to the terms of the Merger Agreement.

          B. The Agreement is hereby further amended to add a new Section 34 to the Agreement which shall read in its entirety as follows:

     Section 34. Nothing in this Agreement shall be construed to create or cause a Distribution Date or Shares Acquisition Date or to constitute a
     Section 11(a)(ii) Event or Section 13 Event or give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under the Agreement solely as a result of or in connection with the execution of the Merger Agreement or the commencement or consummation of the transactions contemplated by the Merger Agreement.

          C. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

          D. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

          E. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and affect.

                                        2

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          IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.


Attest:                                 GIDDINGS & LEWIS, INC.



By:  /s/ Todd A. Dillmann               By:   /s/ Douglas E. Barnett
   ---------------------------             --------------------------------
Name:    Todd A. Dillmann               Name:     Douglas E. Barnett
Title:   Secretary                      Title:    Vice President and Corporate
                                                       Controller


Attest:                                 FIRSTAR TRUST COMPANY



By:  /s/ Yvonne Siira                   By:   /s/ William Caruso
   ---------------------------             --------------------------------
Name:    Yvonne Siira                   Name:     William Caruso
Title:   Assistant Secretary            Title:    Assistant Vice President

                             GIDDINGS & LEWIS, INC.


                        OFFICER'S CERTIFICATE PURSUANT TO
                       SECTION 27 OF THE RIGHTS AGREEMENT


          The undersigned, of Giddings & Lewis, Inc., a Wisconsin corporation (the "Company"), pursuant to Section 27 of the Rights Agreement, dated as of August 23, 1995 (the "Agreement"), between the Company and Firstar Trust Company, as Rights Agent, does hereby certify on behalf of the Company that the amendment to the Agreement contained in the attached First Amendment to Rights Agreement, dated as of June 8, 1997, is in compliance with the terms of Section 27 of the Agreement.

          IN WITNESS WHEREOF, the undersigned has set his hand hereunto.

                                             GIDDINGS & LEWIS, INC.



                                             By:  /s/ Todd A. Dillmann
                                                --------------------------------
                                             Name:     Todd A. Dillmann
                                             Title:  Corporate Counsel and
                                                       Secretary

Dated:  June 8, 1997